EXHIBIT 99.1

Fourth Quarter 2012

Supplemental Reporting Package

The following supplements Industrial Income Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013. As used herein, the terms “IIT,” the “Company,” “we,” “our,” or “us” refer to Industrial Income Trust Inc.

This supplemental information contains forward-looking statements that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2012 (available at www.industrialincome.com). Any of these statements could prove to be inaccurate, and actual events or IIT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that it will attain its investment objectives.

Overview

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as key logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT acquired its first building on June 30, 2010.

As of December 31, 2012, IIT owned, either directly or through an unconsolidated joint venture, a portfolio that included 219 industrial buildings totaling approximately 43.1 million square feet in 19 major industrial markets throughout the U.S with 414 customers having a weighted-average remaining lease term (based on square feet) of 5.3 years. Of the 219 industrial buildings we owned and managed as of December 31, 2012:

•	208 industrial buildings totaling approximately 40.0 million square feet comprised our operating portfolio, which was 95% occupied (96% leased).

•	11 industrial buildings totaling approximately 3.1 million square feet comprised our development portfolio.

Public Earnings Call

We will host a public conference call on Thursday, March 28, 2013 to review quarterly operating and financial results for the quarter ended December 31, 2012. Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present operating and financial data and discuss the Company’s corporate strategy and acquisition activity. The conference call will take place at 2:15 p.m. MST and can be accessed by dialing (800) 354-6885. To access a replay of the call, contact Dividend Capital at (866) 324-7348.

Contact Information

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Attn: Thomas G. McGonagle, Chief Financial Officer

Quarterly Highlights

The following is an overview of our fourth quarter 2012 financial and operating results:

•

During the quarter ended December 31, 2012, we acquired, either directly or through an unconsolidated joint venture, 46 industrial buildings comprising approximately 9.8 million square feet for an aggregate purchase price of approximately $586.8 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. This compares to 18 industrial buildings comprising approximately 3.3 million square feet for an aggregate purchase price of approximately $230.9 million, exclusive of transfer taxes, due diligence expenses, and other closing costs, acquired either directly or through an unconsolidated joint venture during the quarter ended December 31, 2011.

•

Our net operating income(1) was $32.1 million for the quarter ended December 31, 2012, as compared to net operating income of $14.3 million for the same period in 2011. Same store net operating income(1) was $13.9 million for both quarters ended December 31, 2012 and 2011.

•

Our net loss attributable to common stockholders was $12.1 million, or $0.10 per share, for the quarter ended December 31, 2012. These results include the effects of acquisition-related expenses of $8.5 million, or $0.07 per share. This compares to a net loss attributable to common stockholders of $7.3 million, or $0.14 per share, which includes $3.8 million, or $0.07 per share, of acquisition-related expenses for the same period in 2011.

•

We had Company-defined Funds from Operations(2) of $18.7 million, or $0.15 per share, for the quarter ended December 31, 2012 as compared to $7.3 million, or $0.14 per share, for the same period in 2011.

We are currently in the acquisition phase of our life cycle and our operating results are primarily impacted by the timing of our acquisitions and the equity raised through our public offerings. Accordingly, our operating results for the quarters ended December 31, 2012 and 2011 are not directly comparable, nor are our operating results for the quarters ended December 31, 2012 and 2011 indicative of those expected in future periods. We expect that our revenues and operating expenses will continue to increase in future periods as a result of continued growth in our current portfolio and as a result of the additive effect of anticipated future acquisitions of industrial properties.

(1)	See “Selected Financial Data” below for additional information regarding same store net operating income, as well as “Definitions” below for a reconciliation of net operating income to GAAP net loss.
(2)	See “Funds from Operations” below for a reconciliation of GAAP net loss to Company-defined FFO, as well as “Definitions” below for additional information.

Consolidated Statements of Operations

	For the Quarter Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2012	2011	2012	2011
Revenues:
Rental revenues	$42,271	$18,599	$127,893	$51,650

Total revenues	42,271	18,599	127,893	51,650

Operating expenses:
Rental expenses	10,137	4,283	30,674	11,131
Real estate-related depreciation and amortization	19,932	8,713	60,479	22,481
General and administrative expenses	1,533	1,132	5,699	3,840
Asset management fees, related party	3,941	1,731	11,918	4,868
Acquisition-related expenses, related party	5,393	1,846	12,715	10,378
Acquisition-related expenses	3,147	1,948	9,186	7,597

Total operating expenses	44,083	19,653	130,671	60,295

Operating loss	(1,812)	(1,054)	(2,778)	(8,645)

Other expenses:
Equity in loss of unconsolidated joint venture	1,033	1,122	2,944	2,034
Interest expense and other	9,252	5,131	29,021	14,674
(Gain) loss on early extinguishment of debt	(37)	-	837	-

Total other expenses	10,248	6,253	32,802	16,708

Net loss	(12,060)	(7,307)	(35,580)	(25,353)
Net loss attributable to noncontrolling interests	-	-	-	-

Net loss attributable to common stockholders	$(12,060)	$(7,307)	$(35,580)	$(25,353)

Weighted-average shares outstanding	125,247	53,948	102,215	37,423

Net loss per common share - basic and diluted	$(0.10)	$(0.14)	$(0.35)	$(0.68)

Consolidated Balance Sheets

	As of December 31,
(in thousands)	2012	2011

ASSETS
Net investment in real estate properties	$ 2,122,941	$ 907,412
Investment in unconsolidated joint venture	96,490	64,788
Cash and cash equivalents	24,550	12,934
Restricted cash	1,926	3,371
Straight-line rent receivable	12,277	4,147
Tenant receivables, net	2,185	864
Notes receivable	5,912	5,912
Deferred financing costs, net	10,259	4,129
Due from transfer agent	6,438	5,984
Deferred acquisition costs	4,504	499
Other assets	7,466	3,185

Total assets	$ 2,294,948	$ 1,013,225

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$ 13,514	$ 6,572
Tenant prepaids and security deposits	20,711	7,512
Intangible lease liability, net	12,941	1,473
Debt	1,195,218	509,846
Due to affiliates	3,945	6,364
Distributions payable	19,568	8,428
Other liabilities	2,970	237

Total liabilities	1,268,867	540,432

Total stockholders’ equity	1,026,080	472,792
Noncontrolling interests	1	1

Total liabilities and equity	$ 2,294,948	$ 1,013,225

Funds from Operations (1)

We have reported successive improvement of Company-defined FFO during 2012. Our fourth quarter 2012 Company-defined FFO increased 9.6% from both third quarter 2012 and fourth quarter 2011. However, the timing of our acquisitions in any period, combined with the level of equity raised has, and could have, an impact, upwards or downwards of a penny or two on our Company-defined FFO in any given quarter. There can be no assurances that the current level of Company-defined FFO will be maintained.

	For the Quarter Ended				For the Year Ended
(in thousands, except per share data)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	December 31, 2012
Net loss	$(6,862)	$(7,933)	$(8,725)	$(12,060)	$(35,580)

Net loss per common share	$(0.10)	$(0.08)	$(0.08)	$(0.10)	$(0.35)

Reconciliation of net loss to FFO:
Net loss	$(6,862)	$(7,933)	$(8,725)	$(12,060)	$(35,580)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	10,545	13,556	16,446	19,932	60,479
Real estate-related depreciation and amortization of unconsolidated joint venture	1,553	1,622	1,723	2,075	6,973

FFO	$5,236	$7,245	$9,444	$9,947	$31,872

FFO per common share	$0.07	$0.07	$0.08	$0.08	$0.31

Reconciliation of FFO to Company-defined FFO:
FFO	$5,236	$7,245	$9,444	$9,947	$31,872
Add (deduct) Company-defined adjustments:
Acquisition costs	3,139	5,389	4,833	8,540	21,901
Acquisition costs of unconsolidated joint venture	307	115	54	220	696
(Gain) loss on early extinguishment of debt	—	—	874	(37)	837

Company-defined FFO	$8,682	$12,749	$15,205	$18,670	$55,306

Company-defined FFO per common share	$0.12	$0.13	$0.14	$0.15	$0.54

Weighted-average shares outstanding	70,648	100,788	111,966	125,247	102,215

	For the Quarter Ended				For the Year Ended
(in thousands, except per share data)	Q1 2011	Q2 2011	Q3 2011	Q4 2011	December 31, 2011
Net loss	$(5,464)	$(7,290)	$(5,292)	$(7,307)	$(25,353)

Net loss per common share	$(0.26)	$(0.23)	$(0.12)	$(0.14)	$(0.68)

Reconciliation of net loss to FFO:
Net loss	$(5,464)	$(7,290)	$(5,292)	$(7,307)	$(25,353)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	2,695	3,630	7,443	8,713	22,481
Real estate-related depreciation and amortization of unconsolidated joint venture	—	—	—	1,505	1,505

FFO	$(2,769)	$(3,660)	$2,151	$2,911	$(1,367)

FFO per common share	$(0.13)	$(0.12)	$0.05	$0.05	$(0.04)

Reconciliation of FFO to Company-defined FFO:
FFO	$(2,769)	$(3,660)	$2,151	$2,911	$(1,367)
Add (deduct) Company-defined adjustments:
Acquisition costs	5,025	6,704	2,452	3,794	17,975
Acquisition costs of unconsolidated joint venture	—	—	945	629	1,574

Company-defined FFO	$2,256	$3,044	$5,548	$7,334	$18,182

Company-defined FFO per common share	$0.11	$0.10	$0.13	$0.14	$0.49

Weighted-average shares outstanding	20,831	31,801	42,693	53,948	37,423

(1)	See “Definitions” below for additional information regarding Funds from Operations (“FFO”) and Company-defined FFO.

Selected Financial Data

The following table presents selected consolidated financial information, which has been derived from our consolidated financial statements. The information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, and as such, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012.

	For the Quarter Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2012	2011	2012	2011
Operating data:
Rental revenues from same store operating properties (1)	$18,130	$17,908	$21,875	$22,779
Rental revenues from other properties(1)	24,141	691	106,018	28,871

Total rental revenues	42,271	18,599	127,893	51,650

Rental expenses from same store operating properties (1)	4,201	4,042	5,312	5,112
Rental expenses from other properties(1)	5,936	241	25,362	6,019

Total rental expenses	10,137	4,283	30,674	11,131

NOI from same store operating properties	13,929	13,866	16,563	17,667
NOI from other properties	18,205	450	80,656	22,852

Total NOI (2)	$32,134	$14,316	$97,219	$40,519

Less straight-line rents	$(2,718)	$(1,446)	$(8,129)	$(3,971)
Plus amortization of above market leases, net	893	712	3,527	1,886

Cash NOI (2)	$30,309	$13,582	$92,617	$38,434

Distributions declared per common share	$0.15625	$0.15625	$0.625	$0.625

Cash flow data:
Net cash provided by (used in) operating activities	$11,247	$6,670	$27,372	$2,234
Net cash used in investing activities	$(513,232)	$(195,259)	$(1,250,139)	$(743,374)
Net cash provided by financing activities	$510,878	$183,248	$1,234,383	$726,440
Capital expenditures	$7,059	$2,555	$17,387	$4,645

Portfolio data (as of period end):
Number of consolidated buildings	190	94	190	94
Number of unconsolidated buildings	29	18	29	18

Total number of buildings	219	112	219	112

Rentable square feet of consolidated buildings	36,898	15,787	36,898	15,787
Rentable square feet of unconsolidated buildings	6,181	4,295	6,181	4,295

Total rentable square feet	43,079	20,082	43,079	20,082

Total number of customers	414	254	414	254
Percent occupied of operating portfolio	95%	98%	95%	98%
Percent occupied of total portfolio	90%	92%	90%	92%
Percent leased of operating portfolio	96%	98%	96%	98%
Percent leased of total portfolio	92%	92%	92%	92%

Total NOI significantly increased for the quarter and year ended December 31, 2012 as compared to the same periods in the prior year, primarily due to an increase in “other properties” from the acquisition of additional properties. Same store NOI slightly increased by 0.5% for the quarter ended December 31, 2012 as compared to the same prior year period. Same store NOI decreased by 6.2% for the year ended December 31, 2012 as compared to the prior year due to two customers vacating approximately 249,000 square feet; same store NOI from all other same store properties grew an aggregate 1.8% and 3.6%, respectively, for the quarter and year ended December 31, 2012.

(1)	See “Definitions” below additional information regarding “same store operating properties” and “other properties.”
(2)	See “Definitions” below for a reconciliation of net operating income to GAAP net loss and for a reconciliation of cash net operating income to GAAP net loss.

Portfolio Overview

During 2012, we continued to expand and strengthen our presence in our target markets by acquiring primarily quality, functional industrial buildings with generic features designed for flexibility and for high acceptance by a wide range of customers.

	Number Of Buildings	Rentable Square Feet		Occupied Rate	Leased Rate	Annualized Base Rent		Percent of Annualized Base Rent
Market		Total	Consolidated			Total	Consolidated	Total	Consolidated
		(in thousands)				(in thousands)
Operating Properties:
Atlanta	13	5,154	5,154	94.9%	95.7%	$14,775	$14,775	8.6%	9.7%
Austin	7	748	748	93.0	93.0	3,703	3,703	2.2	2.4
Baltimore / D.C.	17	2,395	2,176	96.6	97.6	12,377	11,292	7.2	7.4
Chicago	17	3,602	2,589	95.8	99.4	15,443	10,991	9.0	7.2
Dallas	25	3,538	2,709	84.3	92.3	12,252	9,343	7.2	6.2
Houston	23	2,315	2,315	91.7	91.9	12,086	12,086	7.1	8.0
Indianapolis	6	2,248	2,248	88.2	89.1	9,161	9,161	5.3	6.0
Inland Empire	12	4,117	2,065	99.3	100.0	16,295	8,721	9.5	5.7
Los Angeles	4	448	448	90.0	90.0	2,652	2,652	1.5	1.7
Memphis	6	2,176	2,176	100.0	100.0	5,572	5,572	3.3	3.7
New Jersey	7	1,348	1,348	100.0	100.0	6,542	6,542	3.8	4.3
Pennsylvania	24	4,096	4,096	94.9	94.9	16,323	16,323	9.5	10.7
Phoenix	3	2,851	2,851	100.0	100.0	15,515	15,515	9.1	10.2
Portland	21	1,423	747	80.5	80.5	5,650	3,303	3.3	2.2
Salt Lake City	4	1,140	1,140	97.9	97.9	5,095	5,095	3.0	3.4
San Francisco Bay Area	4	721	721	100.0	100.0	3,668	3,668	2.1	2.4
Seattle / Tacoma	4	531	531	100.0	100.0	2,930	2,930	1.7	1.9
South Florida	10	995	995	100.0	100.0	6,780	6,780	4.0	4.5
Tampa	1	147	147	100.0	100.0	889	889	0.5	0.6

Subtotal Operating	208	39,993	35,204	94.6%	95.9%	$167,708	$149,341	97.9%	98.2%

Development Properties:
Baltimore / D.C.	1	456	456	52.6	60.5	1,537	1,537	0.9	1.0
Chicago	1	264	264	68.3	68.3	744	744	0.4	0.5
Inland Empire	3	804	-	-	-	-	-	-	-
Los Angeles	2	504	306	-	-	-	-	-	-
New Jersey	1	252	252	49.9	49.9	428	428	0.2	0.3
Phoenix	1	303	-	100.0	100.0	944	-	0.6	-
San Francisco Bay Area	1	87	-	-	-	-	-	-	-
Seattle / Tacoma	1	416	416	48.9	48.9	-	-	-	-

Subtotal Development	11	3,086	1,694	34.1%	35.3%	$3,653	$2,709	2.1%	1.8%

Total Portfolio	219	43,079	36,898	90.3%	91.6%	$171,361	$152,050	100.0%	100.0%

Portfolio Overview

Market by Total Rentable Square Feet

as of December 31, 2012

Lease Expirations & Top Customers

We continue to expand our portfolio and diversify our customer base. As of December 31, 2012, we had 219 industrial buildings occupied by 414 customers with 449 leases.

Lease Expirations

During 2012, we leased approximately 4.9 million square feet, including 2.3 million square feet, or 47%, related to new leases and expansions and 2.6 million square feet, or 53%, related to renewals. Expansions represented approximately 6% of the total leasing activity for the year.

	Number of Leases	Occupied Square Feet		Percent of Occupied Square Feet		Annualized Base Rent		Percent of Annualized Base Rent
Year		Total	Consolidated	Total	Consolidated	Total	Consolidated	Total	Consolidated
		(in thousands)				(in thousands)
2013(1)	87	3,996	2,990	10.3%	8.8%	$19,326	$14,826	11.2%	9.8%
2014	68	3,953	2,468	10.2	7.2	16,875	10,462	9.8	6.9
2015	86	4,369	4,248	11.2	12.5	18,862	18,574	11.0	12.2
2016	52	4,368	4,068	11.2	11.9	19,756	18,471	11.5	12.1
2017	49	3,513	3,412	9.0	10.0	15,709	15,255	9.2	10.0
2018	26	4,367	4,317	11.2	12.7	19,981	19,841	11.7	13.0
2019	23	3,080	2,579	7.9	7.6	16,547	14,527	9.6	9.6
2020	17	1,450	1,182	3.7	3.5	6,953	6,116	4.1	4.0
2021	14	4,250	3,331	10.9	9.8	17,793	14,846	10.4	9.8
2022	15	3,661	3,661	9.5	10.7	13,808	13,808	8.1	9.1
Thereafter	12	1,890	1,814	4.9	5.3	5,751	5,324	3.4	3.5

Total occupied	449	38,897	34,070	100.0%	100.0%	$171,361	$152,050	100.0%	100.0%

Customers

Of the 414 customers as of December 31, 2012, there were no customers that individually represented more than 10% of total annualized base rent. The following table reflects our 10 largest customers, based on annualized base rent, which occupied a combined 11.5 million square feet as of December 31, 2012:

Customer	Percent of Total Annualized Base Rent	Percent of Total Occupied Square Feet
Amazon.com, LLC	7.9%	6.4%
Home Depot USA INC.	6.1	6.0
Hanesbrands, Inc.	3.4	3.4
Belkin International	3.1	2.1
Solo Cup Company	1.8	3.9
Harbor Freight Tools	1.4	2.0
Phillips-Van Heusen Corporation	1.4	2.2
Bunzl Distribution USA, Inc.	1.3	1.4
FedEx Corporation	1.3	1.0
Minka Group	1.2	1.4

Total	28.9%	29.8%

(1)	Includes month-to-month leases.

Acquisitions

2012 was our biggest year since inception for acquisitions. We acquired, either directly or through an unconsolidated joint venture, 107 industrial buildings comprising approximately 23.0 million square feet for an aggregate purchase price of approximately $1.4 billion, exclusive of transfer taxes, due diligence expenses, and other closing costs. The following table summarizes our 2012 acquisitions, either directly or through an unconsolidated joint venture:

($ in thousands)	Acquisition Date	Market	Number of Buildings	Rentable Square Feet	Total Purchase Price
Consolidated Properties:
South Florida Industrial Portfolio	1/13/2012	South Florida	5	209,000	$18,900
IN / PA Industrial Portfolio	3/28/2012	Pennsylvania / Indianapolis	11	3,516,000	137,250
Hollins End Industrial Park	5/3/2012	Baltimore / DC	6	520,000	30,282
Cactus Distribution Centers	5/10/2012	Phoenix	2	1,584,000	131,662
Gateway Distribution Center	5/16/2012	Los Angeles	1	185,000	24,252
Houston Industrial Portfolio	6/14/2012	Houston	4	515,000	39,949
Hartman Business Center	6/28/2012	Atlanta	2	616,000	28,676
Memphis Industrial Portfolio	7/11/2012	Memphis	3	889,000	24,300
Agave Distribution Center	8/7/2012	Phoenix	1	1,267,000	90,965
Somerset Industrial Center II	8/8/2012	New Jersey	2	275,000	20,250
Salt Lake City Distribution Center	9/11/2012	Salt Lake City	2	380,000	25,084
Burleson Business Park	10/19/2012	Austin	3	326,000	26,119
Raceway Crossing Industrial Center	10/23/2012	Austin	3	250,000	18,687
Pureland Industrial Portfolio	11/9/2012	New Jersey	3	790,000	47,928
National Distribution Portfolio	12/5/2012	Atlanta / Chicago / South Florida / Memphis	12	3,656,000	179,245
Houston Distribution Portfolio	12/12/2012	Houston	5	709,000	28,125
Freeport Portfolio	12/12/2012	Dallas	7	1,211,000	75,750
Sorenson Distribution Center	12/14/2012	Los Angeles	1	305,000	28,687
Westport Distribution Center	12/24/2012	Salt Lake City	2	760,000	47,500
Other acquisitions	Various	Various	21	3,147,000	227,069

Total consolidated properties			96	21,110,000	1,250,680

Unconsolidated Properties:
Portland Distribution Center	2/10/2012	Portland	6	676,000	40,350
Concours Distribution Center	3/21/2012	Inland Empire	1	103,000	8,333
Palo Verde Distribution Center	6/8/2012	Phoenix	1	303,000	15,163
Hofer Ranch Industrial Center	12/19/2012	Inland Empire	3	805,000	58,272

Total unconsolidated properties			11	1,887,000	122,118

Total properties			107	22,997,000	$1,372,798

Debt

Summary of Debt

As of December 31, 2012, we had approximately $1.2 billion of consolidated indebtedness, which was comprised of borrowings under our unsecured line of credit and term loan, and our mortgage note financings. Our consolidated debt had a weighted-average remaining term of approximately 7.5 years. The following is a summary of our consolidated debt as of December 31, 2012:

(in thousands)	Stated Interest Rate at December 31, 2012	Initial Maturity Date	Balance as of December 31, 2012
Unsecured line of credit	1.96%	August 2015	$75,000

Unsecured term loan	1.91%	January 2018	200,000

Fixed-rate mortage notes	4.27%	June 2015 - November 2023	911,138
Variable-rate mortgage note	2.25%	May 2015	9,080

Total / weighted-average mortgage notes	4.25%		920,218

Total consolidated debt			$1,195,218

Fixed-rate debt	4.27%		76%
Variable-rate debt	1.93%		24%

Total / weighted-average consolidated debt	3.71%		100%

Scheduled Principal Payments of Debt

As of December 31, 2012, the principal payments due on our consolidated debt during each of the next five years and thereafter were as follows:

(in thousands)	Lines of Credit	Unsecured Term Loan	Mortgage Notes	Total
2013	$-	$-	$3,032	$3,032
2014	-	-	4,582	4,582
2015	75,000	-	50,677	125,677
2016	-	-	17,554	17,554
2017	-	-	59,457	59,457
Thereafter	-	200,000	782,965	982,965

Total principal payments	75,000	200,000	918,267	1,193,267
Unamortized premium on assumed debt	-	-	1,951	1,951

Total	$75,000	$200,000	$920,218	$1,195,218

Unconsolidated Joint Venture

We have a 51% ownership interest in an unconsolidated joint venture between us and a subsidiary of a highly-rated, investment grade institutional investor. As of December 31, 2012, the unconsolidated joint venture owned 29 industrial buildings totaling 6.2 million square feet in eight major industrial markets throughout the U.S.

Operating & Other Data

	For the Year Ended December 31,
(in thousands, except number of buildings)	2012	2011
Operating data:
Total revenues	$26,764	$5,037
Total operating expenses	(25,275)	(7,595)
Net loss	(5,773)	(3,987)

Other data:
Number of buildings	29	18
Total rentable square feet	6,181	4,295
Customers	32	25

Balance Sheet Data

	As of December 31,
(in thousands)	2012	2011
Net investment in real estate properties	$373,634	$258,118
Cash and cash equivalents	5,929	5,540
Total assets	396,347	271,612
Debt	204,652	141,116
Total liabilities	209,596	145,556
Total equity	186,751	126,056

Definitions

Annualized Base Rent. Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease as of December 31, 2012, multiplied by 12, and accounts for any tenant concessions.

Consolidated Portfolio. The consolidated portfolio excludes properties owned through our unconsolidated joint venture.

Development Portfolio. The development portfolio includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s completion or a building achieving 90% occupancy.

Funds from Operations (“FFO”) and Company-Defined FFO. We believe that FFO and Company-defined FFO in addition to net loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

Company-defined FFO. Similar to FFO, Company-defined FFO is a non-GAAP measure that excludes real estate-related depreciation and amortization, and also excludes non-recurring acquisition-related costs (including acquisition fees paid to the Advisor) and a non-recurring loss from the early extinguishment of debt, each of which are characterized as expenses in determining net loss under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating operating income and cash flow in order to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, all paid and accrued acquisition-related costs negatively impact our operating performance and cash flows from operating activities during the period in which properties are acquired. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment or reimbursement of these acquisition-related costs, then such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. As such, Company-defined FFO may not be a complete indicator of our operating performance, especially during periods in which properties are being acquired, and may not be a useful measure of the long-term operating performance of our properties if we do not continue to operate our business plan as disclosed.

We are currently in the acquisition phase of our life cycle. Management does not include historical acquisition-related expenses in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. In addition, management does not include a non-recurring loss from the early extinguishment of debt in its evaluation of future operating performance as the transaction that resulted in the loss was driven by factors relating to the capital markets, rather than factors specific to the on-going operating performance of our properties. We use Company-defined FFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine exit strategies. We believe Company-defined FFO could facilitate a comparison to other REITs that are not engaged in acquisition activity and have similar operating characteristics as us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with these same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory

Definitions

body has passed judgment on the acceptability of the adjustments used to calculate Company-defined FFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of Company-defined FFO.

GAAP. Generally accepted accounting principles used in the United States.

Net Operating Income (“NOI”) and Cash NOI. We define (i) NOI as GAAP rental revenues less GAAP rental expenses and (ii) cash NOI as NOI (as previously defined), excluding non-cash amounts recorded for straight-line rents and the amortization of above and below market leases. We consider NOI and cash NOI to be appropriate supplemental performance measures. We believe NOI and cash NOI provide useful information to our investors regarding our financial condition and results of operations because NOI and cash NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as depreciation and amortization, acquisition-related expenses, general and administrative expenses, equity in loss of unconsolidated joint venture, interest expense, and accounting adjustments for straight-line rent and the amortization of above and below market leases. However, NOI and cash NOI should not be viewed as an alternative measure of our financial performance since it excludes such expenses, which could materially impact our results of operations. Further, our NOI and cash NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI and cash NOI. Therefore, we believe net loss, as defined by GAAP, to be the most appropriate measure to evaluate our overall performance. Refer to the reconciliation below of our GAAP net loss to NOI and cash NOI.

	For the Quarter Ended December 31,		For the Year Ended December 31,
(in thousands)	2012	2011	2012	2011
Reconciliation of GAAP net loss to NOI:
GAAP net loss	$(12,060)	$(7,307)	$(35,580)	$(25,353)
Real estate-related depreciation and amortization	19,932	8,713	60,479	22,481
General and administrative expenses	1,533	1,132	5,699	3,840
Asset management fees	3,941	1,731	11,918	4,868
Acquisition costs	8,540	3,794	21,901	17,975
Other expenses	10,248	6,253	32,802	16,708

NOI	$32,134	$14,316	$97,219	$40,519

Straight-line rents	(2,718)	(1,446)	(8,129)	(3,971)
Amortization of above market leases, net	893	712	3,527	1,886

Cash NOI	$30,309	$13,582	$92,617	$38,434

Occupied Rate / Leased Rate. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

Operating Portfolio. The operating portfolio includes stabilized properties.

Same Store Operating Properties. The same store portfolio includes operating properties owned for the entirety of both the current period and prior period for which the operations have been stabilized. Properties that do not meet the same store criteria are included in “other properties” in “Selected Financial Data” above. The same store operating portfolio for the quarters ended December 31, 2012 and 2011 includes 81 buildings and the same store operating portfolio for the years ended December 31, 2012 and 2011 includes 25 buildings.

Total Portfolio. The total portfolio includes both our consolidated and unconsolidated properties and assumes 100% ownership of our unconsolidated properties.